If nominated to the Board of Directors of either of The Meditrust
Companies, I hereby consent to being named in The Meditrust Companies' Joint Proxy Statement/Prospectus for its 1998 Special Meeting of Shareholders as a nominee for such office and to serve as a Director if elected. If chosen to become an officer of one of The Meditrust Companies, I hereby consent to act as such.



                                              Signature /s/ Thomas M. Taylor
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Dated: April 2, 1998
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